JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (the "Agreement"), executed this 3rd day of September, 2016 (the Effective Date), by and between:

Inmune Bio, Inc., a corporation formed in the State of Nevada, with a registered address of 1224 Prospect St., Suite 150, La Jolla, CA 92037, USA (hereinafter referred to as "INB"), together with its Affiliates; and

Novamune, a corporation formed in the State of Delaware, with a registered address of 7513 Connelley Dr., Hanover, MD 21076, USA (hereinafter referred to as "NOV"), together with its Affiliates.

RECITALS

WHEREAS, INB has developed, licensed and/or acquired technology relating to preparations and methods for *in vivo* priming and activation of NK Cells for the treatment of cancer and other diseases, and seeks further development of technology related to NK Cell activation for implementing with *in vivo* applications.

WHEREAS, NOV has developed, licensed and/or acquired technology relating to *ex vivo* activation of NK Cells for the treatment of cancer and other diseases, and seeks further development of technology related to NK Cell activation for implementing with *ex vivo* applications.

NOW, THEREFORE, INB and NOV have participated in discussions and contemplate on-going collaborative efforts to assess, develop, manufacture, and/or market Therapeutic Products and/or Therapeutic Delivery Devices integrating NK Cell technology. As such, the Parties wish to memorialize their intentions regarding rights and obligations with respect to the collaborative efforts and with respect to inventions developed pursuant to such collaborative efforts.

The Parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1. "Affiliate" means, with respect to a Party, any corporation, firm, partnership, individual or other form of business organization which controls or is controlled by such Party, but only so long as such control exists. An entity or individual shall be regarded as in control of another corporation or other entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation, or in the absence of ownership of at least fifty

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percent (50%) of the voting stock of a corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management of the corporation.

1.2. "Active Agent" means NK Cells or a priming agent.

1.3. "Background IP" means all intellectual property rights owned or controlled by a Party except for Joint Intellectual Property.

1.4. "Circulation" means the communication of blood throughout the aggregate of the vasculature of a patient and any mechanical extensions thereof.

1.5. "Confidential Information" means, with respect to each Party, all know-how or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party's technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, on or after the Effective Date, but only to the extent that such know-how or other information is marked or stamped as "confidential" or must in any other way implicitly be deemed as confidential. Confidential Information does not include any know-how or other information that the Receiving Party can demonstrate was:

a. known by the general public at the time of disclosure to the Receiving Party or at a later stage other than as a result of an act or omission of the Receiving Party in breach of this Agreement;

b. in the possession of the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) prior to the disclosure by the Disclosing Party;

c. acquired by the Receiving Party from a third party, provided that such third party to the knowledge of Receiving Party is not prohibited from transmitting the information to the Receiving Party by any contractual or legal obligation; or

d. developed or compiled independently and without the aid, application or use of Confidential Information received from the Disclosing Party.

The terms and conditions of this Agreement shall be considered Confidential Information of both Parties.

[1.4 "Development Work" or "Development Activity" or "Development Program"] means any mutually agreed upon project that supports development of IP, pre-clinical data, clinical data or commercial activities in at least one of the In Vivo and Ex Vivo Fields.

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1.6. "Effective Date" means the date for which this Agreement is signed by both parties.

1.7. "Ex Vivo Field" means the development and commercialization of any Therapeutic Product used for the priming and/or activation of NK Cells to treat cancer or other diseases, where the priming and/or activation of NK cells occurs outside of the body of a patient, and shall further include any Therapeutic Delivery Device outside the body in which the active agent is NK cells, and shall further include any development or commercialization of NK Cells. For clarity, activation of the tumor activated NK Cell can be caused by any tumor cell, naturally occurring or modified, or part there-of.

1.8. "Generated Intellectual Property" means all intellectual property rights associated with an invention or discovery related to any Therapeutic Product conceived by a Party, either solely or jointly, during the term of this Agreement and resulting from work conducted in accordance with or pursuant to the Joint Development Program. Intellectual property rights include, by way of example, patents, patent applications, know-how, data, results, trade secrets, and other confidential information, and copyrights.

1.9. "In Vivo Field" means the development and commercialization of any Therapeutic Product used for the priming and/or activation of NK Cells to treat cancer or other diseases, where the priming and/or activation of NK cells occurs entirely within the body, or any Therapeutic Delivery Device in which the active agent is a priming agent for NK cells. For clarity, activation of the tumor activated NK Cell can be caused by any tumor cell, naturally occurring or modified, or part there-of. For further clarity, the In Vivo Field does not include any development or commercialization of NK Cells.

1.10. "Joint Development Program" means the program conducted by INB and NOV hereunder to assess and/or develop Therapeutic Products in the In Vivo Field and/or the Ex Vivo Field.

1.11. "Joint Intellectual Property" means all Generated Intellectual Property that is jointly conceived during the term of this Agreement by one or more employees, agents, partners or non-Party independent contractors of INB and one or more employees, agents, partners or non-Party independent contractors of NOV.

1.12. "NK Cell" means a natural killer cell in any form, state or condition.

1.13. . "Party" means INB or NOV, as the case may be. When used in the plural form, the term means both INB and NOV.

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1.14. "Priming Agent" means any agent which functions to change rest NK cells into primed NK cells, activated NK cells, or primed and activated NK cells. For clarity, the priming agent does not include NK cells.

1.15. "Sole INB Intellectual Property" means all intellectual property, including Generated Intellectual Property that is solely conceived during the term of this Agreement by employees, agents, partners or non-Party independent contractors of INB. Sole INB Intellectual Property shall constitute one type of Background IP of INB.

1.16. "Sole NOV Intellectual Property" means all intellectual property, including Generated Intellectual Property that is solely conceived during the term of this Agreement by employees, agents, partners or non-Party independent contractors of NOV. Sole NOV Intellectual Property shall constitute one type of Background IP of NOV.

1.17 "Therapeutic Delivery Device" means any delivery device used to extend the circulation of a patient beyond the patient's vasculature by mechanical means, wherein an active agent is introduced to the patient's blood via the mechanical means and the blood, or a combination of blood and active agent, is returned into the patient's vasculature via the circulation.

1.18 "Therapeutic Product" means any product which includes or contains a tumor cell or fragment thereof, or a biomaterial having one or more NK cell priming and/or activating components associated therewith, that is configured for use within at least one of the Ex Vivo Field or the In Vivo Field. For clarity, NK cell priming and/or activating components include, but are not limited to, ligands and cytokines.

ARTICLE 2

COLLABORATION AND JOINT DEVELOPMENT PROGRAM

2.1. The Parties hereby agree to collaborate on the development of technologies involving or relating to NK Cells for therapeutic applications (the "NK Technologies"), with each Party pursuing such development in its respective Field, and with the Parties using commercially reasonable efforts to undertake and/or support Joint Development Activity that is relevant in whole or in part to both Fields. A Party will not undertake Development Activity involving or relating to NK Technologies in the other Party's respective Field with parties other than the other Party during the term of this Agreement. The Parties may, but shall not be required to, divide the Development Activity into a series of separate projects. For each such project, the Parties may prepare a Work Plan, which may include a written project description describing the particular project, the duties of each Party under the project, the anticipated deliverables and schedule for completion of such duties and deliverables, and the amount payable by each of the Parties in connection with the project. Each project description must be signed by both Parties to be effective and shall thereafter be attached to this Agreement as a part of EXHIBIT A.

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2.2. Each Party shall equally share the fees, expenses, and/or costs of the Joint Development Activity hereunder ("Joint Development Fees") unless expressly noted herein to the contrary or otherwise agreed to in writing by both Parties from time to time. As used in this Section, "equally share" shall mean that each of the Parties, respectively, shall be responsible for 50% of the Joint Development Fees relating to the Joint Development Program. To simplify accounting issues, INB may be the billing contact for suppliers with respect to the Joint Development Fees. If serving as the billing contact, INB will: (i) receive invoices from such suppliers for the Joint Development Fees, (ii) send copies of the invoices to NOV within a reasonable time, and (iii) monitor payments for such invoices to respective third parties. If INB is serving as the billing contact, NOV shall provide INB payment for NOV's allocation of the Joint Development Fees as specified in this Section, such payment shall be made within 21 days of receipt of the copy of each invoice unless otherwise agreed between the Parties.

2.3. Each Party shall designate at least one program manager to help oversee the entire Joint Development Program. If individual projects are prepared, each Party may also designate at least one project manager for each such project. The project managers and program managers of both Parties shall interface with any third parties in connection with the planning and execution of the projects under the Joint Development Program and shall reasonably coordinate with respect to such interactions with the third parties.

ARTICLE 3

INTELLECTUAL PROPERTY OWNERSHIP AND RIGHTS

3.1. For the avoidance of doubt, the parties agree that the results of the efforts by either Party under this Agreement shall not be considered "work for hire", and that neither Party acquires any rights to, or licenses to use, any such data or results except as expressly set forth in this Agreement.

3.2. INB shall own all INB Background IP, including Sole INB Intellectual Property.

3.3. NOV shall own all NOV Background IP, including Sole NOV Intellectual Property.

3.4. Subject to other express provisions of this Agreement, INB and NOV shall jointly own all Joint Intellectual Property. Joint Intellectual Property shall be held in the name of both Parties. Where applicable, both Parties shall be named as "applicant" and "assignee" in applications for patent which constitute Joint Intellectual Property under this Agreement.

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3.5. Neither Party acquires any rights, either express or implied, under any Background IP of the other unless expressly stated in this Agreement or another written agreement signed by authorized representatives of each of the Parties.

3.6. INB shall have the exclusive right within the In Vivo Field, to operate or otherwise make use of the Joint Intellectual Property, including the right to grant exclusive or nonexclusive licenses to third parties as they may desire without accounting to NOV.

3.7. NOV shall have the exclusive right within the Ex Vivo Field, to operate or otherwise make use of the Joint Intellectual Property, including the right to grant exclusive or nonexclusive licenses to third parties as they may desire without accounting to INB.

3.8. The Parties recognize a potential for development of a Therapeutic Product which can be used to activate NK Cells outside of the body of a patient (*ex vivo*), but which includes an *in vivo* priming and/or activating agent. For example, there may be developed a modified SEM cell, or fragment thereof, used to prime and/or activate NK Cells *in vivo*, but which is also capable of priming and/or activation of allogenic donor NK Cells *ex vivo*, and the combination of the NK Cells and modified SEM cells, or fragments thereof, capable of infusion as a Therapeutic Product. If such a product is developed and administered containing *in vivo* priming and/or activating agents as part of the intended active agents, in addition to NK Cells as intended active agents, such product will be deemed a combination product (the "Combination Product"). The Parties agree that any Generated Intellectual Property concerning the Combination Product will be held as Joint Intellectual Property under Section 3.4, and further agree to determine reasonable terms, at a later date, concerning each of the Parties' respective rights for making use of the Joint Intellectual Property concerning the Combination Product.

3.9. INB agrees to grant and does hereby grant to NOV the exclusive, worldwide, royalty-free right to the Joint Intellectual Property and, to the extent needed, the INB Background IP, including the Sole INB Intellectual Property, to make, have made, make for others, use, sell, offer for sale, import, or otherwise commercially transfer the Therapeutic Products, NK Cells and/or Therapeutic Delivery Devices in the Ex Vivo Field.

3.10. NOV agrees to grant and does hereby grant to INB the exclusive, worldwide, royalty-free right under the Joint Intellectual Property and, to the extent needed, the NOV Background IP, including the Sole NOV Intellectual Property, to make, have made, make for others, use, sell, offer for sale, import, or otherwise commercially transfer the Therapeutic Products and/or Therapeutic Delivery Devices in the In Vivo Field.

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3.11. Other Intellectual Property

a. INB has entered into a separate agreement with UCL Consultants Limited (Company No. 03332258), a wholly owned subsidiary company of University College London ("UCLC"), for development and access to a master cell bank (the "UCLC Agreement"); a copy of the UCLC Agreement is attached herewith as EXHIBIT C and hereby incorporated by reference. Under Section 5.8 of the UCLC Agreement, "*[a]ny new inventions or other intellectual property created as a direct result of UCLC consultants performing the Services hereunder shall be assigned to INmune or its designee*". With respect to the UCLC Agreement, INB hereby agrees to name NOV and INB jointly as its "designee" to receive assignments of ownership of any intellectual property created as a result of the relationship created under the UCLC Agreement.

b. INB has entered into a separate agreement with NOTTINGHAM TRENT UNIVERSITY ("NTU"), for research relating to NK cell priming and activation (the "NTU Agreement"); a copy of the NTU Agreement is attached herewith as EXHIBIT D and hereby incorporated by reference. Under Section 5.3 of the NTU Agreement, "*[s]ubject to payment in full of all sums due and owing, and to payment of any Royalty or Lump Sum set out in Schedule 2, NTU will: assign to the Sponsor or its assigns all Foreground IPR together with all rights of action, remedies, powers and benefits relating to it including the right to sue for damages for infringement occurring before the date of the assignment; ... and grant to the Sponsor or its assigns a non-exclusive licence to use all Background IPR owned by University which is freely licensable, comprised in the Research Results and is necessary solely for the purpose of using or exploiting the Foreground IPR; but if such grant is to be made to Sponsor's assigns, then said grant shall be subject to NTU consent, such consent not to be unreasonably withheld*". With respect to the NTU Agreement, INB hereby agrees to name NOV and INB jointly as its "assigns" to receive assignments of ownership of any intellectual property created as a result of the relationship created under the UCLC Agreement.

3.12. Notwithstanding the above, vesting or transfer of the intellectual property ownership and rights attributed to NOV as described in Sections 3.1 through 3.11, above, shall be subject to investment of an aggregate total of One Million Two Hundred Fifty Thousand Dollars ($1.25M) by NOV into INB, of which the Parties agree that NOV has already paid Three Hundred Fifty Thousand Dollars ($350,000) and the remaining amount to be paid is Nine Hundred Thousand Dollars ($900,000) (the "Consideration"), in accordance with the investment agreement made between the Parties, and/or their respective Affiliates (hereinafter the "Investment Agreement"). For clarity, notwithstanding other terms of the Investment Agreement, the Consideration shall be received, within sixty days of going public, or six months from execution of this Agreement, whichever occurs first. A copy of the Investment Agreement is attached herewith as EXHIBIT B and is hereby incorporated by reference. In the event full payment of the above Consideration is not made or otherwise is not delivered to INB in accordance with the terms of the Investment

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Agreement and this Article 3, then neither party shall transfer any intellectual property rights to the other party hereunder, and either party may terminate this Joint Development Agreement.

ARTICLE 4

PATENT FILING AND PROSECUTION

4.1. INB shall have the sole discretion to file, prosecute, issue, and maintain patent applications and patents, throughout the world, claiming INB Background IP or Sole INB Intellectual Property.

4.2. NOV shall have the sole discretion to file, prosecute, issue, and maintain patent applications and patents, throughout the world, claiming NOV Background IP or Sole NOV Intellectual Property.

4.3. Any applications for patents on Joint Intellectual Property (collectively, the "Joint Patents") shall be filed by or on behalf of INB and NOV jointly.

a. The Parties intend to collaborate in an effort to procure the Joint Patents in an efficient and cost effective manner. The Parties shall cooperate in prosecuting any patent applications for Joint Patents and maintaining any issued patents that are Joint Intellectual Property.

b. The applications for Joint Patents shall be prepared and prosecuted, and the Joint Patents shall be maintained, by a mutually acceptable patent attorney with the expenses of preparation, prosecution and maintenance to be shared equally between the Parties.

c. The Parties shall have equal rights to make decisions and provide instructions with regard to the prosecution and maintenance of Joint Patents and patent applications, and shall work together to determine mutually agreeable instructions for sending to the patent attorney. In the event that the Parties are unable to agree on aspects of the preparation, prosecution or maintenance of any Joint Patents or patent applications, the Parties will resolve their differences in good faith, in accordance with the provisions of this Agreement. In the event that a Party fails to provide comments concerning prosecution or maintenance instructions at least one (1) month prior to any prosecution or maintenance deadline, or five (5) business days after receipt of copies of prosecution documents, whichever is later, and the other Party has provided their comments prior to this time, then the patent attorney may be instructed to proceed with the applicable prosecution or maintenance in accordance with the other Party's comments, provided, however,

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that (a) no Party shall cause or allow a patent application to be withdrawn or abandoned, or an issued patent to lapse, unless both Parties agree to such withdraw, abandonment or lapsing.

d. If one Party elects not to pursue a patent application for a Joint Patent or maintain an issued Joint Patent, that Party shall assign its rights to the patent application or Joint Patent, as the case may be, to the other Party who wishes to pursue such patent application or Joint Patent at its sole expense, provided, however, that the assigning Party shall retain its rights under Article 3 with respect to the assigned patent application or Joint Patent . With reference to Section 4.3(a), above, the Parties agree that such cooperation will continue even if a Party elects not to pursue an application for patent in Joint Intellectual Property and assigns its rights to the invention to the other Party who pursues such application at its sole expense.

4.4. At least thirty (30) days prior to either Party filing any patent application claiming a Therapeutic Product and/or Therapeutic Delivery Device conceived hereunder and as part of the Joint Development Program, the Party desiring to file such an application shall provide the other Party with a copy of the proposed application. The Party receiving the copy of the proposed application shall then have thirty (30) days to notify the Party desiring to file as to whether it believes that any of its Confidential Information is disclosed or if the invention is its own sole intellectual property or Joint Intellectual Property. If the application contains any of the other Party's Confidential Information, then the Party desiring to file the patent application shall either:

a. delete such Confidential Information from the application prior to filing, or

b. where disclosure of such Confidential Information in the patent application is necessary to comply with the statuary requirements of any country in which the application will be filed, not file such application without the prior written permission of the Party owning such Confidential Information.

4.5. In the event a Party receives the copy of proposed patent application from the other Party and fails to provide comment within 30 days, the Party desiring to file such application shall be permitted to file a provisional patent application in the United States Patent and Trademark Office (USPTO) in order to preserve patent rights in the subject matter of such application and shall provide the other Party with a copy of the provisional application within ten (10) days after filing the provisional application with the USPTO. The Party receiving the copy of the provisional patent application shall then have thirty (30) days to notify the Party that filed the provisional application whether it believes that any of its Confidential Information is disclosed or if the invention is its own sole intellectual property or Joint Intellectual Property. If the

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application contains any of the other Party's Confidential Information, then the Party who filed the provisional application shall either:

a. delete such Confidential Information from the provisional application prior to filing any patent application claiming priority to the provisional application, including a non-provisional patent application or other patent application under the Patent Cooperation Treaty or any foreign country laws, or

b. where disclosure of such Confidential Information in the patent application is necessary to comply with the statuary requirements of any country in which the application will be filed, not file any patent application that claims priority to the provisional application, including a non-provisional patent application or other patent application under the Patent Cooperation Treaty or any foreign country laws, without the prior written permission of the Party owning such Confidential Information.

4.6. If there is a dispute between the Parties as to whether any invention within the Therapeutic Product and/or Therapeutic Delivery Device technology is a sole or joint invention of the Parties, the dispute shall be resolved using the inventorship laws of the United States. Disputes involving inventorship or whether a Party's Confidential Information is or should be disclosed in a patent application will, if possible, be resolved by the good faith attempts of the Parties under Article 11.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND CONVENANTS

5.1. Each of INB and NOV, respectively, represents and warrants that it has all necessary legal power and authority to enter into and perform this Agreement, and has obtained all necessary approvals, if any, required for this Agreement and/or the performance hereof. This Agreement, upon execution, will become a legally valid and binding obligation of INB and NOV, respectively.

5.2. Each of INB and NOV, respectively, represents and warrants that it has no agreements with any third party or commitments or obligations that materially conflict with its obligations under this Agreement. During the term of this Agreement, neither Party will enter into any agreement, commitment or obligation that materially conflicts with its obligations under this Agreement.

5.3. Each of INB and NOV, respectively, represents and warrants that it has or will obtain from its employees, agents and consultants who perform work in connection with this Agreement

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or the Joint Development Program a valid and sufficient written agreement assigning and vesting ownership of all their discoveries, improvements and ideas in INB or NOV, respectively.

5.4. The Parties will use commercially reasonable efforts to satisfy their respective duties in connection with this Agreement, the Joint Development Program and the activities, projects and transactions contemplated herein; provided, however, that neither Party represents or warrants that it will be able successfully to complete its assigned duties.

ARTICLE 6

CONFIDENTIALITY

6.1. The Parties signed a Mutual Confidential Disclosure Agreement dated November 12, 2015 (hereinafter "Mutual Confidential Disclosure Agreement"). The terms of this Agreement shall govern any Confidential Information disclosed pursuant to this Agreement. With respect to any other information exchanged between the Parties, the Mutual Confidential Disclosure Agreement, or any such other agreement the Parties may enter into from time to time, governs confidential treatment of such information.

6.2. INB and NOV each agree to maintain the other Party's Confidential Information in confidence and not disclose the other Party's Confidential Information to any of its employees whose work does not require such disclosure or to any third party without the prior written approval of the other Party, except as expressly contemplated by this Agreement (including EXHIBIT A) or any subsequent Agreement relating to the Joint Development Program. INB and NOV each agree not to use any of the other Party's Confidential Information except to fulfill the activities and obligations contemplated by this Agreement and/or to perform its respective tasks in connection with the Joint Development Program, except with prior written consent from the owner of such Confidential Information. Any disclosure to a third party shall be made pursuant to a written agreement, in which the third party acknowledges obligations of confidentiality and use consistent with those in this Agreement and the Mutual Confidential Disclosure Agreement. The foregoing obligations shall remain in force for three (3) years following termination or expiration of this Agreement.

6.3. Notwithstanding any provision of this Agreement to the contrary, INB and NOV are entitled to disclose Confidential Information to the extent reasonably necessary for the purposes of this Agreement, to their respective Affiliates, on condition that such entities agree in writing to be bound by this Agreement with respect to nondisclosure and non-use of such Confidential Information. INB and NOV warrant the compliance of their employees and Affiliates with the terms of this Agreement.

6.4. The Parties acknowledge that the relationship created by this Agreement and the existence and terms of this Agreement are confidential and that written approval will be obtained from the other Party if a Party wishes to make any disclosure relating to the existence of the relationship between the Parties and the existence and terms of this Agreement.

6.5. Neither Party will, without the prior written consent of the other Party:

a. use in advertising, publicity, or otherwise in connection with products developed in accordance with this Agreement, any tradename, logo, trademark, trade device, service mark, or symbol owned by the other Party; or

b. represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party, or vice versa.

6.6. Upon termination of the Joint Development Program, and except as is required to practice any licenses (or options) granted under this Agreement, both INB and its Affiliates and NOV and its Affiliates agree to return all Confidential Information (including tangible products or materials) received by that Party from the other Party, at the request of the other Party; provided, however, that the receiving Party may retain one (1) secure archival copy of any Confidential Information for record purposes.

6.7. Each Party shall have the sole discretion to decide whether and to what extent, if any, to share its Confidential Information with the other Party. Neither Party shall have any express or implied obligation to share any of its Confidential Information or Background IP with the other Party unless expressly provided herein.

ARTICLE 7

TERM AND TERMINATION

7.1. The Joint Development Program shall commence on the Effective Date, and, unless earlier terminated in accordance with the terms of this Agreement, will continue until the date that is seven (7) years from the Effective Date. However, this Agreement may be extended for additional one (1) year period(s) by written consent of both Parties. Notwithstanding the previous sentence, the obligations and rights that accrue under Articles 3, 4, 5, 6, 8, 9, 10 and 11 shall survive the termination or expiration of this Agreement.

7.2. This Agreement may be terminated by either Party in the event of a material breach by the other Party of the terms of this Agreement, provided that the terminating Party is not itself in breach and first gives the defaulting Party written notice of termination, specifying the grounds therefor, and the defaulting Party has had thirty (30) days after such notices given to cure the breach. A material breach shall include but not be limited to any breach of Article 2, 3, 4, 5, 6, 9

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and 10. If not so cured, the non-breaching Party may terminate this Agreement at the expiration of such thirty (30) days.

ARTICLE 8

DISCLAIMERS

8.1 NEITHER INB NOR NOV SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO EACH OTHER OR THEIR RESPECTIVE AFFILIATES OR ANY OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PRODUCTION TIME, PROFITS, REVENUE, OR BUSINESS) (COLLECTIVELY "LOSSES") RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TERMINATION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSSES ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF (I) BREACH OF THIS AGREEMENT, (II) THE FAILURE BY EITHER PARTY TO DEVELOP ANY PRODUCTS OR PROCESSES IN ACCORDANCE WITH THE JOINT DEVELOPMENT PROGRAM, (III) THE FAILURE BY ANY PARTY TO DEVOTE THE RESOURCES SPECIFIED IN A PROJECT DESCRIPTION, (IV) THE FAILURE BY ANY PARTY TO COMPLY WITH THE EXPRESS CONDITIONS SPECIFIED IN THE JOINT DEVELOPMENT PROGRAM, OR (V) ANY EVENT RELATED TO THE CONDUCT OF THE JOINT DEVELOPMENT PROGRAM. THIS EXCLUSION OF LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES APPLIES REGARDLESS OF THE BASIS UPON WHICH SUCH DAMAGES MAY BE SOUGHT.

8.2 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE EXHIBITS TO THIS AGREEMENT, INB EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO ANY INB KNOW-HOW, AND HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE EXHIBITS TO THIS AGREEMENT, NOVEXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO ANY NOV KNOW-HOW AND HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.4 EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF ITS PERFORMANCE OR ATTEMPTED DEVELOPMENT PURSUANT TO THIS AGREEMENT.

8.5 Neither Party represents or warrants that any product, apparatus or process conceived, developed or used in accordance with the Joint Development Program does not infringe any intellectual property rights of any third party. Each Party will, however, notify the other Party

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promptly if a Party has a reasonable basis for believing that any such product or process could infringe any intellectual property right of a third party.

ARTICLE 9

MISCELLANEOUS

9.1. The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware], without regard to its provisions on the conflicts of laws.

9.2. All notices required or permitted under this Agreement shall be effective upon delivery, shall be in writing and shall be delivered (i) personally, (ii) by registered or certified mail, postage prepaid, (iii) by facsimile (with recorded transmission completion), or (iv) by reputable express courier, delivery charges prepaid, and addressed as follows:

To INB:

Attn: RJ Tesi, CEO
Inmune Bio, Inc.
1224 Prospect St., Suite 150,
La Jolla, CA 92037,
USA

To NOV:

Attn: Kelly Ganjei and Linda Powers
Novamune, Inc.
7513 Connelley Dr.
Hanover, MD 21076

Any changes of address of a Party shall be promptly communicated in writing to the other Party.

9.3. Either Party may assign its rights and obligations under this Agreement to Affiliates or to a third party that has the financial ability to comply with the assigning Party's obligations under this Agreement, but only in connection with a complete transfer to the third party of the business to which this Agreement pertains. The assigning Party will so inform the other Party to this Agreement without delay of any assignment made in accordance with the conditions of this Agreement. This Agreement shall not otherwise be assignable by either Party without the prior written consent of the other Party. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has hereunder at the time of the assignment.

9.4. This Agreement including the Exhibits and the Mutual Confidential Disclosure Agreement set forth the entire Agreement between the Parties and supersede all previous

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agreements and understandings, whether oral or written, between the Parties with respect to the purpose of this Agreement.

9.5. This Agreement may not be modified, amended, or discharged except as expressly stated in this Agreement or by a written agreement signed by an authorized representative of each Party.

9.6. The provisions of this Agreement shall be deemed separable. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either Party. In such event, the Parties shall use their respective reasonable efforts to negotiate a substitute, valid, and enforceable provision which most nearly reflects the Parties' intent in entering into this Agreement.

9.7. No delay in enforcement of a Party's rights pursuant to this Agreement shall be deemed to constitute any waiver of such rights, in whole or in part, and no waiver of any term, provision or condition of this Agreement (whether by conduct or otherwise) in any one or more instances shall be deemed to be or construed as a further or continuing waiver of such term, provision or condition or of any other term, provision or condition of this Agreement.

9.8. This Agreement shall bind the Parties, their successors, trustee in bankruptcy, and permitted assigns.

9.9. No Party shall be considered in default or be liable to the other Party for any delay in performance or nonperformance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether or not declared, accident, labor strike or labor disturbances, inability to procure supplies from third party vendors, sabotage, order or decrees of any court, or action of government authority.

ARTICLE 10

DISPUTE RESOLUTION

The Parties shall first attempt to resolve any dispute arising out of or relating to this Agreement in accordance with the procedures specified below:

10.1 The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at higher level of management than persons with direct responsibilities for administration of this contract. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within thirty (30) days after delivery of the notice, the receiving Party shall submit to the other written response. The notice and the response shall include: (i) a statement of such Party's position and a summary of arguments supporting the position, and (ii) the name and title of the executive who will represent the Party

and any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing Party's notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. Each Party will respond with good faith to reasonable requests for information made by one Party to the other will be honored.

10.2 If the matter has not been resolved within sixty (60) days after the disputing Party's initial notice, or if the Parties fail to meet within thirty (30) days of such notice, either Party may initiate mediation of the controversy or claims as provided below in Section 11.3.

10.3 . If the dispute has not been resolved by negotiation as provided above, the Parties shall endeavor to settle the dispute by mediation under the then current Rules of the American Arbitration Association. The neutral third party mediator will be selected by the Parties, unless the Parties agree otherwise. The Parties shall each pay one half of any fees and expenses payable to the third party mediator.

10.4 All negotiations pursuant to this Article are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

10.5 If the Parties fail to resolve the dispute through mediation within forty-five (45) days of the request for mediation, then either Party may pursue its remedies in a Court of the State of Delaware

10.6 Notwithstanding the provisions of this Article 10, the Parties shall not be required to attempt to negotiate or mediate the dispute if it relates to a breach of the provisions of Article 6.

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IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement as of the dates set forth below to be effective as of the Effective Date.

PARTIES

On behalf of INB

By:

Printed Name: RJ Tesi

Title: PRES & CEO

Date: 9/6/16

On behalf of NOV

By:

Printed Name: Linda F Powers

Title:

Date: 9/3/16